Exhibit 99.1


News Release




                          MMC PROVIDES MSA INFORMATION

NEW YORK, NEW YORK, October 18, 2004 - Marsh & McLennan Companies, Inc. (MMC) said last Friday that Marsh Inc., its risk and insurance services subsidiary, suspended the use of market services agreements (MSAs).

The Company announced today that in 2003, revenue from MSAs recorded by Marsh amounted to $845 million, representing 12 percent of MMC's risk and insurance services revenue of $6.9 billion and 7 percent of MMC's total consolidated revenue of $11.6 billion.

For the six months ended June 30, 2004, MSA revenue was approximately $420 million, which was 11 percent of risk and insurance services revenue and 7 percent of MMC's total consolidated revenue.

MSA revenue has been part of overall compensation for Marsh's services. The suspension of MSAs will negatively impact near-term operating income. The expenses directly associated with Marsh's global distribution activities amounted to approximately $340 million for 2003. This amount excludes embedded local office expenses that support placement activities. Therefore, it is not possible to calculate a specific operating income margin for MSA revenue.

In 2003, total expenses in risk and insurance services amounted to $5.1 billion and operating income was $1.8 billion. MMC consolidated operating income for 2003 was $2.5 billion and net income was $1.5 billion.

For the six months ended June 30, 2004, total expenses in risk and insurance services were $2.7 billion, and operating income was $1.1 billion. MMC consolidated operating


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income for the six months ended June 30, 2004 was $1.4 billion, and net income was $835 million.

MMC is a global professional services firm with annual revenues exceeding $11 billion. It is the parent company of Marsh Inc., the world's leading risk and insurance services firm; Putnam Investments, one of the largest investment management companies in the United States; and Mercer Inc., a major global provider of consulting services. More than 63,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.

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